Exhibit 99

INVESTOR CONTACT:

William Prate

Director, Investor Relations

william.prate@tennantco.com

763-540-1547

Tennant Company CFO to Take Temporary Medical Leave of Absence

MINNEAPOLIS, Jan. 28, 2020—Tennant Company (“Tennant”) (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, announced today that Keith Woodward, Tennant’s senior vice president and chief financial officer, will take a temporary medical leave of absence, effective immediately. As a result, the Company will postpone the Investor Day event it had originally scheduled for March 10, 2020, to a later date.

In Mr. Woodward’s absence, Tennant has appointed Andy Cebulla to act as the Company’s interim CFO. He joined Tennant over two years ago and is currently the Vice President of Finance and Corporate Controller, leading the Accounting and Finance functions. Mr. Cebulla has more than 25 years of experience managing large teams in broad accounting and finance roles. He will lead a strong and seasoned existing finance team within the Tennant organization.

“We wish Keith a speedy recovery and look forward to his return to Tennant,” said Chris Killingstad, Tennant’s president and chief executive officer. “At the same time, we are fortunate to have Andy guide our strong finance team during Keith’s temporary absence.”

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.12 billion in 2018 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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